Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of Wilson Bank Holding Company’s securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the date of the Annual Report on Form 10-K of which this exhibit is a part, the registrant has one class of securities registered under Section 12 of the Exchange Act: Wilson Bank Holding Company’s common stock, par value $2.00 per share.

DESCRIPTION OF COMMON STOCK

     Wilson Bank Holding Company has the authority to issue 50,000,000 shares of common stock. As of March 12, 2021, 11,080,433 shares of Wilson Bank Holding Company common stock were outstanding.

     The following summary of the common stock of Wilson Bank Holding Company and certain provisions of Wilson Bank Holding Company’s charter, as amended, and bylaws, as amended, and certain provisions of applicable law, does not purport to be complete and is qualified by applicable law and by the provisions of Wilson Bank Holding Company’s charter, as amended, and bylaws, as amended, which are incorporated by reference as exhibits to the Annual Report on Form 10-K, of which this exhibit is a part.

Common Stock

     The holders of Wilson Bank Holding Company’s common stock are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Holders of common stock have no preemptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to shares of Wilson Bank Holding Company’s common stock.

Anti-Takeover Effect of Wilson Bank Holding Company’s Charter and Bylaw Provisions

     Wilson Bank Holding Company’s charter and bylaws contain provisions that could make it more difficult to consummate an acquisition of Wilson Bank Holding Company by means of a tender offer, a proxy contest or otherwise.

     Board of Directors. Wilson Bank Holding Company’s bylaws provide that the number of directors shall be no fewer than five nor more than 15. The Wilson Bank Holding Company charter and bylaws provide that the directors will be classified into three classes, as nearly equal in number as possible with each class to serve for staggered three year terms. Under the Wilson Bank Holding Company bylaws, the shareholders may remove one or more directors with or without cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him without cause. The Wilson Bank Holding Company bylaws provides that if so provided in the Wilson Bank Holding Company charter, any of the directors may be removed for cause by the affirmative vote of a majority of the entire board of directors; however, such a method of removal is not provided for in the Wilson Bank Holding Company charter. A director may be removed by the shareholders or directors only at a meeting called for the purpose of removing him, and the meeting notice must state the purpose, or one of the purposes, of the meeting is the removal of directors. Directors may be removed without cause only by vote of a majority of the shareholders entitled to vote at a regular or special meeting. The Wilson Bank Holding Company charter provides that any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by the board of directors. Any director elected to fill a vacancy shall hold office until the next annual meeting following his or her election to the board of directors at which time such person will be subject to election and classification. Under the Wilson Bank Holding Company bylaws, if the directors remaining in office constitute fewer than a quorum of the board of directors, they may fill such vacancies by the affirmative vote of a majority of all the directors remaining in office.

     Charter Provisions. The Wilson Bank Holding Company charter provides that the affirmative vote of holders of two-thirds of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of the charter or as part of Wilson Bank Holding Company’s bylaws inconsistent with the purpose and intent of Article 8 of the charter, which creates staggered terms for the board of directors.

Tennessee’s Anti-takeover Provisions

     Provisions in Tennessee law could make it harder for someone to acquire Wilson Bank Holding Company through a tender offer, proxy contest or otherwise.

     Tennessee Business Combination Act. The Tennessee Business Combination Act provides that a party owning shares equal to 10% or more of the voting power of any class or series of the then outstanding voting stock of a “resident domestic corporation” is an “interested shareholder.” An interested shareholder also includes a party that is an affiliate or associate, as defined in the Tennessee Business Combination Act, of a “resident domestic corporation.” Wilson Bank Holding Company is currently a resident domestic corporation within the meaning of this act. An interested shareholder cannot engage in a business combination with the resident domestic corporation unless the combination:

•

takes place at least five years after the interested shareholder first acquired 10% or more of the voting power of any class or series of the then outstanding voting stock of the resident domestic corporation; and

•	either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Tennessee Business Combination Act.

     These provisions apply unless one of the following exemptions is available:

•	a business combination with an entity can proceed without delay when approved by the target corporation’s board of directors before that entity becomes an interested shareholder;

•	a business combination is exempt, if in its original charter or original bylaws, the resident domestic corporation elects not to be governed by the Tennessee Business Combination Act;

•

unless the charter of the resident domestic corporation provides otherwise, the Tennessee Business Combination Act does not apply to a business combination of a resident domestic corporation with, or proposed by or on behalf of, an interested shareholder if the resident domestic corporation did not have, on such interested shareholder’s share acquisition date, a class of voting stock registered or traded on a national securities exchange or registered with the securities and exchange commission pursuant to Section 12(g) of the Exchange Act; or

•

the resident corporation may enact a charter or bylaw amendment to remove itself entirely from the Tennessee Business Combination Act that must be approved by a majority of the shareholders who have held shares for more than one year before the vote and which cannot become operative until two years after the vote.

Wilson Bank Holding Company has not adopted a charter amendment or bylaw to remove it from the Tennessee Business Combination Act.

     Tennessee Greenmail Act. The Tennessee Greenmail Act prohibits Wilson Bank Holding Company from purchasing or agreeing to purchase any of its securities, at a price higher than fair market value, from a holder of 3% or more of any class of its securities who has beneficially owned the securities for less than two years. Wilson Bank Holding Company can, however, make this purchase if the majority of the outstanding shares of each class of voting stock issued by it approves the purchase or if it makes an offer of at least equal value per share to all holders of shares of the same class of securities as those held by the prospective seller.

     Tennessee Control Share Acquisition Act. The Tennessee Control Share Acquisition Act strips a purchaser’s shares of voting rights any time an acquisition of shares in a Tennessee corporation which has elected to be covered by the Tennessee Control Share Acquisition Act (which Wilson Bank Holding Company at this time has not) brings the purchaser’s voting power to one-fifth, one-third or a majority of all voting power. The purchaser’s voting rights can be restored only by a majority vote of the other shareholders. The purchaser may demand a meeting of shareholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the thresholds stated above. If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser’s shares if the shares are not granted voting rights.

     The effect of these provisions may make a change of control of Wilson Bank Holding Company harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for Wilson Bank Holding Company’s shares. They may also promote the continuity of Wilson Bank Holding Company’s management by making it harder for you to remove or change the incumbent members of the board of directors.

     Limitations on Liability and Indemnification of Directors and Officers. The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

•	the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

•	the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

•	the officer or director breached his or her duty of care to the corporation.

     Wilson Bank Holding Company’s charter provides that to the extent permitted by the Tennessee Business Corporation Act, the company may indemnify every officer, director or employee, his heirs, executors and administrators, against judgments resulting from the expenses reasonably incurred by him in connection with any action to which he may be made a party by reason of his being an officer, director or employee of the company, including any action based upon any alleged act or omission on his part as an officer, director or employee of the company, except in relation to matters as to which he shall be finally adjudged in such action to be liable for negligence or misconduct. Under the Tennessee Business Corporation Act, this provision relieves Wilson Bank Holding Company’s directors from personal liability to it or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•	any unlawful distributions.